RECEIVED
APR 19 2:03PM
DEPARTMENT OF STATE
OF COLORADO

ARTICLES OF INCORPORATION
OF
AMERICAN PRE-PAID LEGAL SERVICES, ICN.

I, the undersigned, natural person of the age of 18 years or more, acting as incorporator, of a corporation under the Colorado Corporation Code, hereby adopt the following Articles of Incorporation for such corporation:

FIRST:  The name of the corporation is AMERICAN
PRE-PAID LEGAL SERVICES, INC.

SECOND: The period of duration of the Corporation shall be perpetual.

THIRD: The purpose or purposes for which the corporation is organized is the transaction of all lawfull business for which corporations may be incorporated pursuant to the Colorado Corporation
Code.

FOURTH: The aggregate number of shares which the corporation shall have the authority to issue is 10,000,000. Said stock shall consist of one class, namely common, and each share shall have a 1 cent par value. All stock shall have voting powers.

FIFTH:  Cumulative voting shall not be permitted.

SIXTH: Pre-emptive rights are denied all shareholders.

SEVENTH: The address of the initial registered office of the corporation is 221 East 29th Street, Suite 204, Loveland, Colorado, 80537; and the name of its registered agent at such address is Garwood G.C. Trenor.

EIGHTH: The addressor the place of business of the corporation is 221 East 29th Street, Suite 204,
Loveland, Colorado, 80537.

NINTH: The number of directors constituting the Board of Directors shall not be less than 3 nor more than 7 Directors as the stockholders may determine from time to time, and who shall be elected in accordance with the By-laws of the corporation. The names and addresses of the persons who are to serve as the Directors until the first annual meeting of the stockholders of the corporation, or until their successors are elected and shall qualify are:

Name                    Address
----                    -------

Garwood G.C. Trenor     2155 W. Eisenhower Blvd.
                        Apt. 218-A
                        Loveland, Colorado  80537

J.R. Wilkenson          3040 Glendevey Drive
                        Loveland, Colorado  80537

Herman H. Larsen        2154 W. 19th Street
                        Apt. 422-C
                        Loveland, Colorado  80537

TENTH: The name and address of the incorporator is:

NAME                    ADDRESS
----                    -------

Garwood G.C. Trenor     2155 W. Eisenhower Blvd.
                        Apt. 218-A
                        Loveland, Colorado  80537

Dated this 19th day of April, 1983.

Garwood G.C. Trenor

STATE OF COLORADO
COUNTY OF LARIMER

I, Judith E. Felton, a Notary Public, hereby certify that on the 19th day of April, 1983, personally appeared before me Garwood G.C. Trenor, who being first duly sworn by me, severally declares that he is over the age of 18 years and the person who signed the foregoing document as incorporator and that the statements therein contained are true.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 19th day of April, 1983.

Judith E. Felton
Notary Public
P.O. Box  642
Loveland, CO  80539

My commission expires:  July 9, 1984.